EXHIBIT 99.3

JDS UNIPHASE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of JDS Uniphase Corporation (the “Company” or “JDSU”) and Acterna, Inc. (“Acterna”) after giving effect to the Company’s acquisition of Acterna (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The Company acquired Acterna on August 3, 2005.

The unaudited pro forma condensed combined balance sheet as of June 30, 2005 is presented as if the Acquisition occurred on June 30, 2005. The unaudited pro forma condensed combined statement of operations of JDSU and Acterna for the year ended June 30, 2005 is presented as if the Acquisition had taken place on July 1, 2004. The Financial statements of Acterna are as of March 31, 2005 and for the period from April 1, 2004 through March 31, 2005.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. The Company’s estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to the fair value of customer relationships, certain land and buildings located outside the Unites States, pension liability, and tax related adjustments associated with the opening balance sheet.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of JDSU that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of JDSU. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with JDSU’s historical consolidated financial statements and accompanying notes in JDSU’s annual reports on Form 10-K and Acterna’s consolidated financial statements at and for the period ended March 31, 2005 which are incorporated herein as Exhibit 99.2.

JDS UNIPHASE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2005

(In millions, except per share data)

	Historical
	For the Year Ended June 30, 2005	For the Year Ended March 31, 2005	Pro Forma Adjustments		Pro Forma Combined
	JDS Uniphase	Acterna
Net revenue	$712.2	$448.5	$—		$1,160.7
Cost of goods sold	586.6	197.1	—		783.7

Gross profit	125.6	251.4	—		377.0

Operating expenses:
Research and development	93.7	54.4	—		148.1
Selling, general and administrative	157.3	162.4	—		319.7
Amortization of other intangibles	19.8	11.4	37.1	(C)	68.3
Acquired in-process research and development	1.1	—	—		1.1
Reduction of goodwill and other long-lived assets	69.8	0.6	—		70.4
Restructuring charges	18.2	1.8	—		20.0

Total operating expenses	359.9	230.6	37.1		627.6

Income/(loss) from operations	(234.3)	20.8	(37.1)		(250.6)
Interest and other income, net	(19.7)	(8.7)	—		(28.4)
Loss on sale of subsidiaries’ net assets	(4.7)	—	—		(4.7)
Gain on sale of investments	20.0	—	—		20.0
Reduction in fair value of investments	(9.2)	—	—		(9.2)
Gain/(loss) on equity method investments	(6.7)	—	—		(6.7)

Income/(loss) before income taxes	(254.6)	12.1	(37.1)		(279.6)
Income tax provision	6.7	5.5	—		12.2

Net income/(loss)	$(261.3)	$6.6	$(37.1)		$(291.8)

Loss per share - basic and diluted	$(0.18)				$(0.18)

Shares used in per-share calculation—basic and diluted	1,445.4		200.5		1,645.9

See accompanying notes to consolidated financial statements

JDS UNIPHASE CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2005

(In millions)

	Historical
	June 30, 2005	March 31, 2005	Pro Forma Adjustments		Pro Forma Combined
	JDS Uniphase	Acterna
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,304.5	$75.2	$(520.8	)(A)	$858.9
Accounts receivable, net	112.3	74.8	—		187.1
Inventories, net	97.4	42.3	41.8	(D)	181.5
Other current assets	74.0	18.2	—		92.2

Total current assets	1,588.2	210.5	(479.0)		1,319.7
Property, plant and equipment, net	162.1	50.2	—		212.3
Goodwill and other intangibles, net	285.1	210.9	479.9	(B, C)	975.9
Other assets	45.0	7.8	—		52.8

Total assets	$2,080.4	$479.4	$0.9		$2,560.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$—	$2.9	$(2.9	)(F)	$—
Accounts payable	75.1	26.0	—		101.1
Accrued payroll and related expenses	30.5	32.0	—		62.5
Restructuring accrual	23.0	0.7	—		23.7
Other current liabilities	111.2	48.6	(3.8	)(E)	156.0

Total current liabilities	239.8	110.2	(6.7)		343.3

Long-term debt	466.9	141.1	(141.1	)(F)	466.9
Other non-current liabilities	44.0	89.7	—		133.7
Commitments and contingencies
Stockholders’ equity:
Common stock	1.4	0.1	0.1	(G)	1.6
Contingent payment rights	—	25.0	(25.0	)(G)	—
Additional paid-in capital	68,592.5	127.1	177.5	(G)	68,897.1
Accumulated deficit	(67,273.3)	4.5	(22.1	)(G)	(67,290.9)
Accumulated other comprehensive income (loss)	9.1	(18.2)	18.2	(G)	9.1

Total stockholders’ equity	1,329.7	138.5	148.7		1,616.9

Total liabilities and stockholders’ equity	$2,080.4	$479.4	$0.9		$2,560.7

See accompanying notes to consolidated financial statements

JDS UNIPHASE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2005 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2005 are based on the historical financial statements of JDS Uniphase Corporation (the “Company” or “JDSU”) and Acterna, Inc. (“Acterna”) after giving effect to the Company’s acquisition of Acterna (the “Acquisition”) and the assumptions and adjustments described in the notes herein. Acterna’s fiscal year ends on March 31 and JDSU’s fiscal year ends on June 30. Certain historical Acterna balances have been reclassified to conform to the pro forma combined presentation. No pro forma adjustments were required to conform Acterna’s accounting policies to JDSU’s accounting policies.

The unaudited pro forma condensed combined balance sheet as of June 30, 2005 is presented as if the Acquisition occurred on June 30, 2005, and due to different fiscal period ends, combines the historical balance sheet for JDSU at June 30, 2005 and the historical balance sheet of Acterna at March 31, 2005.

The unaudited pro forma condensed combined statement of operations of JDSU and Acterna for the year ended June 30, 2005 is presented as if the Acquisition had taken place on July 1, 2004, and due to different fiscal period ends, combines the historical results of JDS Uniphase for the year ended June 30, 2005 and the historical results of Acterna for the year ended March 31, 2005.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. The Company’s estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to the fair value of customer relationships, certain land and buildings located outside of the United States, pension liability, and tax related adjustments associated with the opening balance sheet.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of JDSU that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of JDSU. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with JDSU’s historical consolidated financial statements and accompanying notes in JDSU’s annual reports on Form 10-K and Acterna’s consolidated financial statements at and for the period ended March 31, 2005 which are incorporated herein as Exhibit 99.2.

2.	ACTERNA ACQUISITION

On August 3, 2005, the Company completed the acquisition of privately held Acterna, Inc. (“Acterna”), a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers, for approximately $450.0 million in cash and $310.0 million in JDSU’s common stock, which equated to 200,467,802 shares. Starting the first quarter of fiscal 2006, the addition of Acterna’s Test and Measurement business will comprise a new reportable segment to the Company’s business.

The acquisition of Acterna has been accounted for as a business combination. Assets acquired and liabilities assumed were recorded at their fair values as of August 3, 2005. The total preliminary purchase price is $764.8 million is comprised of:

Cash	$366.9
Long-term debt	141.4
Acterna’s cash applied to purchase consideration	(58.3)
Securities Exchanged	304.8
Transaction costs	10.0

Total preliminary purchase price	$764.8

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of JDSU common stock outstanding and 200,467,802 shares of JDSU’s common stock issued relating to the Acquisition. The number of shares issued was determined using an average price of $1.546, which represented the average closing price of the Company’s common stock from five trading days before the acquisition date of August 3, 2005, less 49,662 shares which were not issued by JDSU (i) to certain option holders of Acterna, in exchange for cash which JDSU provided these option holders to cover such option holders’ tax withholdings resulting from the cash and stock consideration they received in the Acquisition, and (ii) in respect of the aggregate fractional shares resulting from the Acquisition. The shares were valued based on the closing price of the Company’s stock on August 3, 2005, resulting in a total stock consideration of $304.8 million.

Under business combination accounting, the total preliminary purchase price will be allocated to Acterna’s net tangible and identifiable intangible assets based on their estimated fair values as of August 3, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows (in millions):

Goodwill	$346.4
Identified intangible assets	362.1
Net working capital (excluding inventory and deferred revenue)	(7.6)
Inventory	84.0
Deferred revenue	(6.1)
Net fixed assets	46.2
Other assets	(60.2)

Total preliminary purchase price	$764.8

The preliminary allocation of the purchase price was based upon a preliminary valuation, as described below, and the estimates and assumptions are subject to change upon the finalization of the valuation.

Goodwill: represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that the Company determines that the value of goodwill has become impaired, it will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Acterna is a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers. The acquisition doubles the size of JDSU’s addressable communications market, and expands the Company’s product portfolio to enhance the deployment of Internet Protocol (IP)-based data, voice and video services over optical long haul, metro, fiber-to-the-home, DSL and cable networks. These factors contributed to the reorganization of goodwill.

Identifiable intangible assets: acquired consist of developed technology, trademark/names, customer backlog, customer relationships, and non-compete agreements. The preliminary estimated fair value of identifiable intangible assets was determined with the assistance of a third-party valuation.

Net tangible assets: Net tangible assets were valued at their respective carrying amounts as the Company believes that these amounts approximate their current fair values, except for adjustments to inventory and deferred revenues. The purchase price allocation relate to the fair value of customer relationships, certain land and buildings located outside the Unites States, pension liability, tax related adjustments associated with the opening balance sheet are not yet finalized.

In-process research and development: Projects that qualify as in-process research and development represent those that have not yet reached technological feasibility and which have no alternative future use. Acterna is currently developing new products in multiple product areas that qualify as in-process research and development.

A preliminary estimate of $17.6 million has been allocated to in-process research and development. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined statement of operations.

The value assigned to in-process research and development was determined by discounting the cash flow directly related to the products expecting to result from the research and development. The rate utilized to discount the net cash flows to their present value was based upon Acterna’s weighted-average cost of capital. The weighted-average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility. Based on these factors, a discount rate of 10% was deemed appropriate for valuing the in-process research and development.

The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may differ from current projections.

Inventory: The pro forma condensed combined statement of operations for the year ended June 30, 2005 does not reflect the impact on cost of sales of $41.8 million of manufacturing profit that will be capitalized in inventory as a result of the application of purchase accounting to the acquisition and subsequently amortized to cost of sales as the inventory is sold to end users. Under SEC rules and regulations relating to pro forma financial statements, the amount is considered to be a nonrecurring charge and is thus excluded from the pro forma statement of operations. However, the Company’s future income statements will be impacted by the pro forma adjustment. The increased basis of inventories will be amortized to cost of sales using the straight-line method over the estimated period required to sell the inventories to end users. Based on historical trends, the Company expects to sell these inventories during fiscal 2006.

The Company has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to the Company prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

3.	PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet. Historical amounts are as of March 31, 2005, whereas preliminary fair values are as of August, 3, 2005.

(A)	To record the following adjustments to cash (in millions):

To record cash paid for Acterna common stock	$(366.9)
To record payment of the current portion long-term debt	(2.8)
To record payment of long-term debt	(141.1)
To record cash paid for direct transaction costs	(10.0)

Total adjustments to cash	$(520.8)

(B)	To eliminate Acterna’s historical goodwill and record the preliminary fair value of goodwill (in millions):

	Historical Amount, Net	Preliminary Fair Value	Increase (Decrease)
Goodwill	$141.8	$346.4	$204.6

(C)	To record the difference between the preliminary fair value and the historical amount of intangible assets (in millions):

	Historical Amount, Net	Preliminary Fair Value	Increase (Decrease)	Annual Amortization*	Estimated Useful Life
Developed technology	$31.6	$182.8	$151.2	$22.9	8 yrs.
Trademark/Names	4.3	10.1	5.8	1.0	10 yrs.
Customer relationships	33.3	148.4	115.1	18.6	8 yrs.
Customer backlog	—	2.1	2.1	2.1	1 yr.
Non-compete agreements	—	1.1	1.1	0.4	3 yrs.

Total identified intangible assets	$69.2	$344.5	$275.3	44.9

Acterna historical amortization				7.8

				$37.1

*	Pro forma amortization expense is calculated using the straight-line method. However, upon completion of the valuation process, the Company may conclude that intangible assets should be amortized using an accelerated method.

(D)	To record the difference between the preliminary fair value and the historical amount of Acterna’s inventory (in millions):

	Historical Amount, Net	Preliminary Fair Value	Increase (Decrease)
Raw materials	$16.4	$19.6	$3.2
Work in process	12.6	28.3	15.7
Finished goods	13.2	36.1	22.9

Total inventory	$42.2	$84.0	$41.8

(E)	To record the preliminary fair value adjustment to deferred revenue acquired (in millions):

	Historical Amount, Net	Preliminary Fair Value	Increase (Decrease)
Deferred revenue	$9.9	$6.1	$(3.8)

(F)	To record the following adjustments for long-term debt (in millions):

Current portion of long-term debt	$(2.9)
Long-term debt	$(141.1)

(G)	To record the following adjustments to stockholders’ equity (in millions):

To eliminate Acterna’s historical stockholders’ equity	$(138.5)
To expense IPR&D*	(17.6)
To record the issuance of JDSU common stock	304.8

Total adjustments to stockholders’ equity	$148.7

*	In accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (“SFAS 141”), the Company expenses the purchase valuation assigned to intangible research and development assets that have no alternative future uses.

4.	PRO FORMA LOSS PER SHARE

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of JDSU common stock outstanding and 200,467,802 shares of JDSU’s common stock issued relating to the Acquisition. The number of shares issued was determined using an average price of $1.546, which represented the average closing price of JDSU’s common stock from five trading days before the acquisition date of August 3, 2005, less 49,662 shares which were not issued by JDSU (i) to certain option holders of Acterna, in exchange for cash which JDSU provided these option holders to cover such option holders’ tax withholdings resulting from the cash and stock consideration they received in the Acquisition, and (ii) in respect of the aggregate fractional shares resulting from the Acquisition. These shares were valued based on the closing prior of the Company’s stock on August 3, 2005, resulting in a total stock consideration of $304.8 million.